EXHIBIT 6.12

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (Agreement) is made this 23rd day of July, 1999 and entered into between 1-800-AutoTow Gulf Coast East, Inc., a Florida corporation ("Company"), and Helen Hohn, ("Employee").

                                    RECITALS

A. Company is a corporation engaged in the business of providing towing and other services in the transportation industry. Employee is an individual possessing unique operating talents of value to the Company.

B. Company desires to employ Employee as an Area Administrative Assistant and in such other capacities as agreed on from time to time in writing by Employee and Company, and Employee desires to accept such employment, on the terms and conditions set forth in this Agreement. This position will be located at 6503 E. Broadway, Tampa, Florida.

C. Company and Employee each desire to prevent other competitive businesses from securing Employee's services and utilizing Employee's experience, background, confidential information and inventions as hereinafter set forth.


                                    AGREEMENT

         In consideration of the foregoing recitals and the covenants and agreements of the parties contained herein, the parties do hereby agree as follows:

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1. Employment: Company hereby hires Employee to perform the duties and render the services hereinafter set forth in Section 2, for a period of one (1) year, commencing August 1, 1999 (the "Employment Term"), subject to earlier termination as herein provided, and Employee hereby accepts said employment and agrees to perform said services during the term of this Agreement. This Agreement may be terminated by the Company prior to the expiration of the one-year term only as set forth below. At the expiration of the term of this Agreement future employment with 1-800-AutoTow Gulf Coast East, Inc., will be on an at-will basis.

2. Duties: Employee agrees to render to the Company the services as Area Administrative Assistant of the Company as outlined in Attachment A.

3. Compensation: As compensation for her services to be performed hereunder, Company shall provide Employee with a Base Salary for all services rendered by Employee to Company hereunder, of $28,000 per year, which shall commence the date of acquisition of Arrow Towing & Recovery, Inc., by 1-800-AutoTow.

         Other Benefits: Company shall provide Employee with such other employment benefits, including without limitation, medical insurance and disability insurance, as is provided by Company to its other employees.

4. Termination: This Agreement and Employee's employment are subject to immediate termination at any time as follows:

         (a) Death: This Agreement shall terminate immediately upon Employee's death, in which event the Company's only obligation shall be payment of all compensation due Employee for services rendered by Employee prior to the date of her death to Employee's estate or beneficiary.

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         (b)      Disability: The Company may terminate Employee's employment in the event that Employee is disabled from performing all assigned duties under this Agreement due to illness or injury for a period in excess of three (3) consecutive months, in which event the Company's only obligation shall be to pay all compensation due Employee for services rendered by Employee prior to the date of her termination.

         (c) Termination of Employment With Cause: The Company may terminate Employee's employment immediately upon written notice to Employee in the event Employee (1) is convicted of a felony by a court of competent jurisdiction; (2) commits any gross misconduct, willful breach, or habitual neglect of her duties; (3) willfully violates any policy or procedure of the Company that causes a material adverse effect on the Company; or (4) uses illegal or controlled substances. In any event, the Company's sole obligation to Employee shall be payment of all compensation due Employee for services rendered by Employee prior to notice of termination under this subsection. The Company shall give thirty (30) days notice to cure any conduct set forth herein unless management, in its sole discretion, determines that a cure is not deemed possible or appropriate.

         (d) Termination Without Cause: The Company in its sole discretion may terminate Employee's employment without cause or prior warning immediately upon written notice to Employee in which event the Company's only obligation shall be to pay all compensation owing for services rendered by Employee prior to notice of termination, and to continue paying Employee's base salary for a period of 2 months after notice of termination or the balance of the Employee's contract term.
                  All other Company benefits will be discontinued at the time of termination.

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         (e)      Resignation: Upon resignation, Employee shall only be entitled to compensation earned as of the date of resignation. Any stock options that have not been vested as of the date of resignation shall be forfeited. Employee shall give 30 days notice of resignation in order for an appropriate transition. Employee agrees to cooperate with the Company upon reasonable request during the 30 day period.

         (f) Company's Sole Obligation: In the event of any termination pursuant to this Section, the payment of the amounts set forth in subsections (a) through (e) above as applicable constitute the sole obligations of the Company and are in lieu of any damages or other compensation that Employee may claim in connection with employment with the Company.

         (g) Return of Company Property: Upon termination of employment for any reason, Employee shall immediately return to the Company without condition all files, records, keys, and other property of the Company.

         (h) In the event that employee is required to relocate outside of Hillsborough County, Florida, employee may reject such relocation, and shall: (a) be entitled t o sixty (60) days notice; (b) be released from any non-competition restraints whether contained herein or in the "Merger Agreement and Plan of Reorganization"; and (c) shall not be required to relocate during the foregoing sixty (60) day period.

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5. Confidentiality: Employee acknowledges and agrees that Employee has been entrusted with trade secrets and proprietary information regarding the products, processes, methods of manufacture and delivery, know-how, designs, formula, work in progress, research and development, computer software and data bases, copyrights, trademarks, patents, marketing techniques, and future business plans, as well as customer lists and information concerning the identity, needs, and desires of actual and potential customers of the Company and its subsidiaries, joint ventures, partners, and other affiliated persons and entities ("Confidential Information"), all of which derive significant economic value from not being generally known to others outside the Company.

         (a) During the entire term of Employee's employment with the Company, and for one (1) year thereafter, Employee shall not disclose or exploit any Confidential Information except as necessary in the performance of Employee's duties under this Agreement or with the Company's express written consent.

         (b) Employee acknowledges and agrees that any violation of this Section would cause immediate irreparable damage to the Company, and that it shall be extremely difficult or impossible to determine the amount of damage caused to the Company. Employee therefore consents to the issuance of a temporary restraining order, preliminary and permanent injunction, and other appropriate relief to restrain any actual or threatened violation of this Section, without limiting any other remedies the Company may have. Employee agrees to the sole and exclusive jurisdiction of the Circuit Court for Palm Beach County, Florida should any dispute arise out of the employment relationship as defined herein.

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6. Developments: Any and all patents, copyrights, trademarks, inventions, discoveries, development, or trade secrets developed or perfected by Employee as the result of Employee's employment with the Company shall constitute the sole and exclusive property of the Company. Employee shall disclose all such matters to the Company, assign all right, title and interest Employee may have in copyright, trademark, or other legal protection.

7. Conflict of Interest: During the term of this Agreement, Employee shall devote Employee's full working time, ability, and attention to the business of the Company, and shall not accept other employment or engage in any other outside business activity which interferes with the performance of Employee's duties and responsibilities under this Agreement or which involves actual or potential competition with the business of the Company, except with the express written consent of the Company.

8. Assignment: This Agreement may not be assigned by Employee, but may be assigned by the Company to any successor in interest to its business. This Agreement shall bind and inure to the benefit of the Company's successors and assigns, as well as Employee's heirs, executors, administrators, and legal representatives.

9. Notices: All notices and other communications under this Agreement shall be in writing and shall be delivered personally or mailed by registered mail, return receipt requested and shall be deemed given when so delivered or mailed, to a party at such address as a party may, from time to time, designate in writing to the other party. The initial addresses for notices are as follows:

                  Employer:  1-800-AutoTow Gulf Coast East, Inc.
                             1301 N. Congress Ave., Suite 330
                             Boynton Beach, FL 33426

                  Employee:  Helen Hohn
                             6503 E. Broadway
                             Tampa, FL 33619

10. Severability: In the event any provision of this Agreement is void or unenforceable, the remaining provisions shall continue in full force and effect.

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11. Waiver: No waiver of any breach of this Agreement shall constitute a waiver of any subsequent breach.

12. Applicable Law: This Agreement shall be construed according to the laws of the State of Florida. In the event action be brought to enforce any provisions of this Agreement in the Circuit Court for Palm Beach County, the prevailing party shall be entitled to reasonable attorneys' fees as fixed by the court.

13. Headings: The paragraph and subparagraph headings herein are for convenience only and shall not affect the construction hereof.

14. Miscellaneous:

         (a) The Employee acknowledges and agrees that the Company's remedy at law for any breach of any of her obligations hereunder would be inadequate, and agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding that may be brought to enforce any provision of this Agreement without the necessity of proof of actual damage and without any bond or other security being required. Such remedies shall not be exclusive and shall be in addition to any other remedy, which the Company may have.

         (d) This Agreement constitutes the entire Agreement between the parties regarding the above matters, and each party acknowledges that there are no other written or verbal Agreements or understandings relating to such subject matter between the Employee and the Company or between the Employee and any other individuals or entities other than those set forth herein. No amendment to this Agreement shall be effective unless it is in writing and signed by both the parties hereto. All prior written or oral agreements concerning the relationship between the Company and the Employee are merged in this agreement and are of no legal effect.
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          (e)     This Agreement may be executed in any number of
                  counterparts, each of which shall be deemed to be an original for all purposes hereof.

         IN WITNESS WHEREOF, the parties hereto have hereunto set their hands on this 23rd day of July, 1999.

         1-800-AutoTow Gulf Coast East, Inc.      "Employee"


         /s/ Steven B. Teeters                    /s/ Helen Hohn
         ---------------------                    ----------------------
         Steven B. Teeters                        Helen Hohn
         Treasurer                                Employee




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